Exhibit 10.1

EXECUTION VERSION

TRANSITION PRODUCTION AGREEMENT

THIS TRANSITION PRODUCTION AGREEMENT (“Agreement”) is made and entered into as of the 11th day of May, 2009, between SENSATA TECHNOLOGIES, INC., a Delaware corporation (“Sensata”), and EMS ENGINEERED MATERIALS SOLUTIONS, LLC, a Delaware limited liability company (“EMS”).

RECITALS

WHEREAS, the electrical contacts systems division of EMS (the “ECS Division”) is incurring significant financial losses on a monthly basis, due to a variety of reasons, including, (i) a decrease in customer sales volume, (ii) losses related to raw material price fluctuations, (iii) EMS’s inability to finance its raw material needs, and in particular silver, and (iv) the general need for considerable working capital requirements of the ECS Division;

WHEREAS, Sensata is the ECS Division’s largest customer;

WHEREAS, EMS has communicated to Sensata EMS’s need to shut-down or sell the ECS Division as soon as possible in order to minimize financial losses;

WHEREAS, in order to secure the continued supply of ECS Products (as defined below) required by Sensata, Sensata is willing to enter into new terms and conditions for the purchase and sale of ECS Products, as well as provide financial assistance to EMS, including, bearing the financial costs associated with operating the ECS Division, in each case as more fully described herein; and

WHEREAS, in furtherance of the foregoing and prior to the date hereof, on April 6, 2009 and April 9, 2009 Sensata purchased and took possession of certain finished goods inventory of the ECS Division.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Conditions Precedent. Each of the parties hereto acknowledges and agrees that each of the actions set forth below in this Section 1 is a condition precedent (as applicable) to their respective requirements to fulfill their respective obligations under this Agreement:

(a) Accounts Receivable. Simultaneously with the execution of this Agreement, Sensata shall pay to EMS by wire transfer of immediately available funds to an account designated by EMS $3,065,415.46, and EMS acknowledges that such amount represents payment in full of all accounts receivable from all Sensata sites to EMS as detailed on Schedule 1(a) hereto.

(b) Tooling and Equipment. Simultaneously with the execution of this Agreement, Sensata shall pay to EMS by wire transfer of immediately available funds to an account designated by EMS $1,875,000, which amount represents payment in full of the tooling and equipment of EMS’ ECS Division as detailed on Schedule 1(b) hereto (EMS shall deliver title to such tooling and equipment to Sensata as of the date hereof, free and clear of all liens, claims and encumbrances of any type). During the term of this Agreement, Sensata may physically remove any of the tooling or equipment listed on Schedule 1(b) from the ECS Division facility with the prior written consent of EMS (not to be unreasonably withheld), and EMS may remove any tooling or equipment not listed on Schedule 1(b) from the ECS Division facility with the prior written consent of Sensata (not to be unreasonably withheld).

EMS shall have no liability for further production of ECS Products that may require use of any tooling or equipment removed by Sensata. In either case, the removing party shall bear all costs associated with removing any such tooling or equipment, including costs associated with restoring or repairing the building to its condition prior to such removal as a result of the removal of such tooling or equipment. At least two (2) weeks prior to the termination of this Agreement (or as soon as practicable following an immediate termination of this Agreement), Sensata shall notify EMS in writing of each specific item of tooling or equipment listed on Schedule 1(b) that it intends to physically remove from the ECS Division facility. In the event that Sensata intends to remove any such identified tooling and equipment, it will do so at its sole cost and expense, no later than thirty (30) days after the termination of this Agreement, and EMS shall grant Sensata reasonable access to the ECS Division facility to remove such tooling and equipment. With respect to (i) any tooling and equipment listed on Schedule 1(b) that Sensata notifies EMS that it does not intend to retain and remove pursuant to its notice two (2) weeks prior to termination (or as soon as practicable following an immediate termination of this Agreement); or (ii) with respect to any tooling and equipment left at EMS’ facility thirty (30) days after the termination of this Agreement, Sensata shall transfer title to such abandoned items to EMS free and clear of any liens created by Sensata, and EMS shall dispose of such tooling and equipment at its cost and expense.

(c) Customers. Prior to the execution of this Agreement, EMS has delivered or caused to be delivered, to Sensata, Schedule 1 (c), which sets forth a list of all of the customers of the ECS Division (setting forth the name(s) of each such customer and their purchases of ECS Products for the 12-month period ended March 31, 2009) (the “Customer List”).

(d) Release and Acknowledgment. Prior to the execution of this Agreement, each of Bank of America, N.A. and Contrarian Financial Service Company, LLC shall have released its security interest in the tooling and equipment listed on Schedule 1(b), and each shall have acknowledged the Assignment Agreement (as defined in Section 16), substantially in the form attached as Schedule 1(d).

(e) Maintenance Lists. Prior to the execution of this Agreement, EMS has delivered or caused to be delivered, to Sensata Schedule 1(e), which sets forth maintenance logs for the ECS Division (including, maintenance logs for capital expenditures and tooling expenditures for the 12-month period ended March 31, 2009).

(f) Release of Bank of America Letter of Credit. Prior to the execution of this Agreement, Sovereign Precious Metals, LLC (“Sovereign”) shall have released the Two Million Dollar ($2,000,000) letter of credit number 68023633 issued to Sovereign by Bank of America, N.A., and Sovereign shall have delivered the original letter of credit along with a letter of cancellation to Bank of America, N.A (with a copy to EMS), in connection with the Consignment Agreement, between EMS and Sovereign, dated February 21, 2008, as amended, substantially in the form attached as Schedule 1(f).

2. Terms and Conditions of Sale; Payment. EMS agrees to manufacture electrical contacts systems (the “ECS Products”) for Sensata in such amounts as may be specified by Sensata from time to time (such amounts, when combined with amounts (if any) then manufactured for other customers of the business as contemplated by Section 12 hereof, shall not to exceed 100% of EMS’ fixed asset capacity for ECS Products as of the date hereof, such capacity set forth on Schedule 2 hereof). Any such ECS Products shall be manufactured for Sensata in accordance with the specifications requested and provided by Sensata from time-to-time. All sales of ECS Products made by EMS to Sensata shall be on such terms and conditions of sale that are consistent with the past practice of the parties; provided, however, that (a) EMS shall indicate on each invoice for ECS Products that amount of such invoice to be allocated (and paid) to Sovereign (the amount allocated to be paid to Sovereign in such invoice, the “Sovereign Portion”) and the amount of such invoice to be allocated (and paid) to EMS (the “EMS Portion”), and (b)

Sensata shall pay (by wire transfer of immediately available funds) directly to Sovereign the Sovereign Portion of the purchase price for such ECS Products (as set forth on the applicable invoice) on the date of shipment of such ECS Products to Sensata and shall pay directly to EMS (by wire transfer of immediately available funds) the EMS Portion of the purchase price for such ECS Products (as set forth on the applicable invoice) on the date of shipment of such ECS Products to Sensata. EMS will provide Sovereign with a copy of each invoice for such ECS Products upon issuance. Sensata will provide EMS with a copy of the wire transfer confirmation of each payment of the Sovereign Portion and EMS Portion. EMS acknowledges and agrees that payment by Sensata of the Sovereign Portion of the purchase price and the EMS Portion of the purchase price (each as contemplated above and set forth in the applicable invoice) shall constitute payment in full of the aggregate purchase price payable by Sensata for such ECS Products. During the term of this Agreement, Sensata shall issue (at a minimum) each Thursday of each week, purchase orders for the purchase and sale of all finished ECS Products produced on behalf of Sensata pursuant to its specifications (that are not subject to a previous purchase order) containing a shipment date no longer than five (5) calendar days from the date of the purchase order. To the extent that there is any inconsistency between the terms of this Agreement and the “past practices” of the parties (as contemplated by this Section 2), then the terms of this Agreement shall control. IN NO EVENT SHALL EMS HAVE ANY LIABILITY TO SENSATA ARISING FROM EMS’ FAILURE TO FULFILL ITS OBLIGATIONS TO MANUFACTURE ECS PRODUCTS FOR SENSATA PURSUANT TO THIS SECTION 2 IN EXCESS OF THE AMOUNTS PAID BY SENSATA FOR SUCH ECS PRODUCTS (AND IN NO EVENT WILL EMS BE LIABLE TO SENSATA FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE, WHETHER BASED IN CONTRACT, IN TORT OR OTHERWISE, THAT ARISE FROM EMS’ FAILURE TO FULFILL ITS OBLIGATIONS TO MANUFACTURE ECS PRODUCTS FOR SENSATA PURSUANT TO THIS SECTION 2, INCLUDING BUT NOT LIMITED TO LOSS OF USE OF THE ECS PRODUCTS AND LOSS OF PROFITS). EMS shall have no liability or be in breach of this Section 2 for any failure or delay in performance due to strikes, lockouts, concerted acts of workmen, fires, explosions, floods or other natural catastrophes, civil disturbance or riots, armed conflict (whether declared or undeclared), terrorist acts, acts of God, compliance with acts of government and government regulations, embargoes or any other similar cause which is beyond the reasonable control of EMS.

3. Term and Termination.

(a) This Agreement shall commence on the date hereof and shall terminate on the date that is the earliest to occur of the following:

(i) the mutual written agreement of Sensata and EMS;

(ii) seventy (70) days following the delivery of written notice of termination sent by Sensata to EMS at any time on or following the thirtieth (30th) calendar day after the date hereof;

(iii) two hundred and seventy (270) days following the date hereof (unless extended by mutual written agreement of the parties hereto prior to such date, provided, however, in no circumstances will EMS be required to commit any Net Working Capital to the ECS Division during any extension period);

(iv) at any time upon thirty (30) days’ written notice by the non-breaching party upon the occurrence of a material breach of this Agreement by the other party (other than breaches of Section 6 (Provision of Silver), which will require sixty (60) days’ written notice and cure periods), which breach is not cured within such 30 day notice period; and

(v) immediately upon (i) the effective date specified in a written notice delivered by Sensata to EMS following EMS’ breach of any of its obligations set forth in Schedule 10, (ii) the effective date specified in a written notice delivered by EMS to Sensata after the final determination of Sensata’s breach of any of its obligations set forth in Section 4 (Loss Payment), Section 5 (Working Capital) (such final determination to be made in the manner set forth in Section 4 or Section 5, respectively), or (iii) the effective date specified in a written notice delivered by EMS to Sensata following Sensata’s failure to pay EMS the invoiced amount for any ECS Products pursuant to Section 2 hereof.

(b) Upon the termination of this Agreement (including after expiration of any applicable notice provision contemplated by Section 3(a)), Sensata shall immediately purchase from EMS and EMS shall sell to Sensata all Inventory of the ECS Division (to the extent meeting Sensata’s specifications and produced by EMS following the date hereof), at a purchase price equal to the then current net carrying cost of any raw materials and work in process, as stated in EMS’ books and records of accounting, (prepared in accordance with past practice) and the historical sale price paid by Sensata to EMS for any finished goods; provided, however, that Sensata may (in its sole discretion) but shall not be obligated to purchase such Inventory in the event that EMS has breached this Agreement in any material respect. For purposes of this Agreement “Inventory” shall include all: (i) raw materials (ii) work in process; and (iii) finished goods, wherever located. Subject to the foregoing, EMS shall deliver the Inventory within thirty (30) days after the termination of this Agreement, such delivery to be made at Sensata’s expense (such expenses to be approved in advance by Sensata in writing) to a location specified in writing by Sensata, and upon delivery, Sensata shall pay the amounts specified herein.

(c) To the extent that the date of termination of this Agreement does not coincide with the end of a calendar month, EMS shall provide to Sensata within five (5) days of the termination of this Agreement, a short-period P&L Statement (prepared pursuant to the provisions described in Section 4 below) for the period beginning on the last day of the immediately preceding calendar month and ending on the date of termination of this Agreement. Either EMS or Sensata, as the case may be, shall make either a Loss Payment or Profit Payment as indicated in the short-period P&L Statement, pursuant to the terms of payment set forth in Section 4 below.

(d) The termination of this Agreement shall not relieve any party of any liability accrued prior to the effective date of such termination, and such termination shall not affect the continued operation or enforcement of any provision of this Agreement which by its express terms or by reasonable implication is to survive any termination.

4. Profit and Loss Payments.

(a) Within five (5) days of the end of each calendar month during the term of this Agreement, EMS shall prepare and deliver to Sensata a profit and loss statement for the immediately preceding calendar month (or partial month) with respect to the ECS Division prepared in accordance with the accounting principles and allocation ratios set forth on Schedule 4 attached hereto (each, a “P&L Statement”).

(b) In connection with the preparation of the P&L Statement, and during the period of any review or dispute as provided in this Section 4, EMS and Sensata shall: (i) provide each other party and its representatives with reasonable access during normal business hours upon reasonable advance notice to its and their relevant books, records and employees (to the extent any of such books, records or employees relate to the applicable P&L Statement) and permit copies to be made of any of the foregoing documentation and (ii) cooperate fully with such other party and its representatives as reasonably requested, including the provision on a timely basis of all information reasonably relevant for purposes of the applicable P&L Statement.

(c) After receipt of each P&L Statement, Sensata shall have three (3) business days to review each such statement. Unless Sensata delivers written notice to EMS on or prior to the close of business on the third (3rd) business day after EMS’s delivery of such statement stating that Sensata has objections to such statement, Sensata shall be deemed to have accepted and agreed to the applicable statement. If Sensata disagrees with a P&L Statement, Sensata shall notify EMS in writing of its objections to any such statement, and such notice shall specify those items or amounts as to which Sensata disagrees (“Disputed Items”), and Sensata shall have deemed to have agreed with all other items and amounts contained in the P&L Statement. Items or amounts included in any such statement, which are not objected to in writing by Sensata, shall be deemed to be accepted by Sensata (“Resolved Items”) and any amounts included within such items shall be deemed to be final, binding and conclusive. If Sensata notifies EMS in writing of its objections to any such statement, Sensata and EMS shall, within five (5) business days (or such longer period as Sensata and EMS may agree in writing) following such notice (each such period, a “Resolution Period”), attempt to resolve their differences, and any written resolution by them as to any Disputed Items shall become Resolved Items and shall be final, binding and conclusive.

(d) Any amounts remaining in dispute at the conclusion of the applicable Resolution Period (in respect of each P&L Statement, the “Unresolved Items”) shall be submitted by Sensata and EMS to a nationally recognized firm of independent accountants mutually agreed in writing by Sensata and EMS (the “CPA Firm”) within five (5) business days after the expiration of the applicable Resolution Period or as soon as practicable after Sensata and EMS have engaged the CPA Firm. Each party agrees to execute, if requested by the CPA Firm, an engagement letter with the CPA Firm containing reasonable terms and to provide the CPA Firm such work papers and other documents and information related to the P&L Statements as the CPA Firm may reasonably request. All fees and expenses relating to the work, if any, to be performed by the CPA Firm shall be borne 50% by Sensata and 50% by EMS. The CPA Firm shall act as an arbitrator and not as an expert, to determine, based on the provisions of this Section 4, only the Unresolved Items; provided, however, that the determination of the Unresolved Items provided by the CPA Firm shall be limited to the range provided by Sensata and EMS on the resolution of the specific Unresolved Item. Sensata and EMS shall request that the CPA Firm provide, within ten (10) business days after the submission of the Unresolved Items to the CPA Firm, a written statement setting forth (x) its determination of the Unresolved Items and (y) its calculation of the Profit Payment or Loss Payment (as applicable) for the applicable month. Such written statement shall be delivered to Sensata and EMS and shall be final, binding and conclusive on and with respect to Sensata and EMS absent manifest error. For the avoidance of doubt, Unresolved Items relating to more than one P&L Statement may be simultaneously submitted to the CPA Firm.

(e) Within three (3) business days following the delivery of any P&L Statement by EMS to Sensata: (i) Sensata shall pay to EMS, by wire transfer of immediately available funds to an account designated by EMS, an amount equal to the loss shown on such P&L Statement, excluding any Disputed Items, if any (a “Loss Payment”) or (ii) EMS shall pay to Sensata, by wire transfer of immediately available funds to an account designated by Sensata, an amount equal to the profit shown on such P&L Statement, excluding any Disputed Items, if any (“Profit Payment”). In the event a Loss Payment would exceed $1,000,000, the parties will meet and negotiate in good faith to determine the treatment of the loss in excess of $1,000,000.

(f) Within three (3) business days following either (i) the CPA Firm’s determination of all Unresolved Items and its calculation of the Profit Payment or Loss Payment with respect to any

P&L Statement (pursuant to Section 4(d) above), or (ii) the mutual resolution of a Disputed Item and recalculation of the Profit Payment or Loss Payment at the end of such Resolution Period; either EMS or Sensata, as the case may be, shall make an adjustment payment to the other party to the account designated in Section 4(e) above based on the Profit Payment or Loss Payment previously paid pursuant to Section 4(e) above (without inclusion of any Unresolved Items or Disputed Items), versus the recalculated Profit Payment or Loss Payment after taking into consideration the final determination of any Unresolved Items by the CPA Firm, or the mutual resolution of any Disputed Items during the Resolution Period.

5. Working Capital.

(a) The parties hereto acknowledge and agree that during the term of this Agreement, the ECS Division shall at no time have Net Working Capital (as defined below) greater than Two Million Dollars ($2,000,000). For purposes of this Agreement, “Net Working Capital” means Inventory of the ECS Division; provided, however, if Current Liabilities of the ECS Division exceed $500,000 in the aggregate, then “Net Working Capital” shall mean (i) Inventory of the ECS Division minus (ii) Current Liabilities of the ECS Division. For purposes of this Agreement, “Current Liabilities” means the sum of (a) current accounts payable and (b) current accrued liabilities. Net Working Capital and all components thereof shall be determined with respect to the entire ECS Division (i.e. for all customers of the ECS Division consistent with Section 12), and in the manner set forth on Schedule 5. If at any time (regardless whether it is at the end of a calendar month) Net Working Capital for the ECS Division is greater than $2,000,000, EMS shall provide notice to Sensata along with an ECS Division Net Working Capital statement setting forth EMS’ good faith determination of Net Working Capital as of any particular date (in the manner set forth on Schedule 5) (each, a “Net Working Capital Statement”). The timing for responding to such statement and the procedures for resolving disputes as set forth in Section 4 with respect to the P&L Statement shall apply to the Net Working Capital Statement contemplated by this Section 5(a). Following final resolution of the Net Working Capital Statement (including all components thereof) and any disputes related thereto (in accordance with the timing and procedures set forth in Section 4), if the Net Working Capital (as finally determined) is greater than Two Million Dollars ($2,000,000), then Sensata shall pay to EMS an amount (the “Net Working Capital Surplus”) equal to the difference between the Net Working Capital (as finally determined) minus, $2,000,000. All payments by Sensata pursuant to this Section 5 shall be treated as the purchase price for raw materials inventory of EMS’ ECS Division with a carrying value equal to the amount of such payments. All raw materials inventory purchased by Sensata pursuant to this Section 5 shall only be used in ECS Products that will be supplied to Sensata. All payments by Sensata pursuant to this Section 5 shall be setoff and applied against any amount otherwise payable by Sensata for ECS Products constituting finished goods inventory which are purchased by Sensata from EMS’ ECS Division.

(b) If at any time (regardless whether it is at the end of a calendar month) Net Working Capital Surplus (if any) is reduced, then EMS shall provide notice to Sensata along with a ECS Division Net Working Capital Statement setting forth EMS’ good faith determination of Net Working Capital as of such particular date. The timing for responding to such statement and the procedures for resolving disputes as set forth in Section 4 with respect to the P&L Statement shall apply to the Net Working Capital Statement contemplated by this Section 5(b). Following final resolution of the Net Working Capital Statement (including all components thereof) and any disputes related thereto (in accordance with the timing and procedures set forth in Section 4), if the Net Working Capital Surplus (as finally determined) has been reduced, then EMS shall pay to Sensata by wire transfer of immediately available funds an amount in cash equal to the amount of such reduction, unless such amount has previously been setoff and applied against any amount otherwise payable by Sensata for ECS Products constituting finished goods inventory which are purchased by Sensata from EMS’ ECS Division. For the avoidance of doubt, any amount paid by EMS to Sensata pursuant to this Section 5(b) shall be capped by the total amount of any Net Working Capital Surplus paid by Sensata to EMS pursuant to Section 5(a) above.

6. Provision of Silver. During the term of this Agreement, including any extensions hereto, Sensata covenants and agrees that it shall be solely responsible for securing for EMS an adequate supply of silver for the entire ECS Division in order for EMS to fulfill its obligations hereunder.

7. Capital Expenditures. If at any time (regardless whether it is at the end of a calendar month) the ECS Division has an immediate need for a capital expenditure (e.g. machinery and equipment repairs, etc.), EMS will provide written notice to Sensata indicating the amount and description of the capital expenditure requirement. Sensata shall have the right, but not the obligation to pay to EMS the capital expenditure amount, by wire transfer of immediately available funds to an account designated by EMS. If Sensata elects not to make a capital expenditure payment pursuant to this Section 7, and as a result EMS is not able to fulfill orders pursuant to Section 2 of this Agreement, then EMS will not be in breach of this Agreement to the extent such breach results from Sensata’s election not to make a capital expenditure payment pursuant to this Section 7, and EMS will not be held responsible for and shall suffer no liability for any delays in performance or non-performance caused by such election. Schedule 7 sets forth capital expenditures of the ECS Division during the 12-month period ended March 31, 2009.

8. Employee Liabilities.

(a) Other than as set forth in Section 8(b), EMS shall remain responsible for all liabilities and obligations arising out of, relating to or with respect to (i) the employment or performance of services with, or termination of employment or services by, EMS or any of its Affiliates of any individual (including, any such individual that may be terminated as contemplated by Section 10), and (ii) all benefit and compensation arrangements and any other benefit or compensation plan, program, agreement or arrangement at any time maintained, sponsored, contributed or required to be contributed to by EMS or any of its Affiliates, or with respect to which EMS or any of its Affiliates has any liability or obligation (including, without limitation, under any pension benefit plan or related or similar plan) regardless of when such liabilities or obligations are incurred or reported. For purposes of this Agreement, “Affiliate” shall include: any corporation or unincorporated trade or business that, at any relevant time, could be treated as a single employer with EMS pursuant to Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended. Schedule 8 sets forth the current compensation and benefit expenses associated with employees of the ECS Division.

(b) Sensata shall only be liable for the payment of cash for the liabilities of the type contemplated by clause (i) and clause (ii) of Section 8(a), to the extent (i) such liabilities relate to employees of the ECS Division and arise or are accrued with respect to services performed by such employees during the term of this Agreement and are specifically set forth on Schedule 4 and/or Schedule 5 and included in the computation of the P&L Statement and/or Net Working Capital of the ECS Division, respectively, or (ii) a change in pension laws requires an additional cash contribution to an EMS-sponsored pension plan for ECS Division employees during the term of this Agreement that relates to pension benefits accrued by such employee during such term (and which would not have been required to be made in the absence of this Agreement) and such cash contribution expense is appropriately reflected in the determination of the P&L Statement.

9. Right of First Refusal. If EMS receives a bona fide offer to purchase, either directly or indirectly (“Third Party Offer”), any of the assets of the ECS Division (the “ECS Assets”) from any third party (the “Third Party Offeree”), then EMS shall not sell such ECS Assets to the Third Party Offeree at any time during the term of this Agreement and shall not sell such ECS Assets to the Third Party Offeree without first offering to sell the ECS Assets to Sensata at a price equal to either (a) the fair market value (as determined by a third-party appraiser mutually agreed in writing by Sensata and EMS) of the ECS Assets in the event that the Third Party Offer is not a direct offer to purchase the ECS Assets but rather an offer to purchase a larger portion of EMS’ business (with the closing of such purchase to occur at the principal place of business of EMS on a date determined by EMS but in no event later than the consummation of the transactions contemplated by the Third Party Offer, and EMS shall deliver to Sensata good title, free and clear of any liens, claims or encumbrances to the ECS Assets thus purchased) or (b) at such price and upon the same terms and conditions as contained in the Third Party Offer (the “Third Party Terms”) in the event that such Third Party Offer is an offer to acquire the ECS Assets rather than a larger portion of EMS’s business. EMS shall give Sensata written notice of all such Third Party Offers and in the event that such Third Party Offer is an offer to acquire the ECS Assets rather than a larger portion of EMS’ business such notice (the “First Refusal Notice”) shall contain: (i) the Third Party Offeree’s identity, (ii) the Third Party Terms, and (iii) an offer to sell the ECS Assets to Sensata for a price equal to that contained in the Third Party Offer, but under the following terms and conditions:

(a) For a period of fifteen (15) days after receipt of the First Refusal Notice (the “Option Period”), Sensata shall have the option to exercise the right to purchase the ECS Assets at the price and upon the terms and conditions set forth in the Third Party Offer. Sensata shall exercise the option to purchase the ECS Assets only by written notice to EMS within such Option Period. If Sensata elects not to purchase the ECS Assets, EMS shall have the right to sell the ECS Assets to the Third Party Offeree (subject to the terms of this Agreement) on the Third Party Terms.

(b) If the sale of the ECS Assets is to Sensata, the closing of the purchase and sale of the ECS Assets shall occur at the principal place of business of EMS on a date determined by EMS but in no event more than ten (10) days after the expiration of the Option Period. At the closing, Sensata shall pay the applicable purchase price to EMS under the same terms and conditions contained in the Third Party Offer, and EMS shall deliver to Sensata good title, free and clear of any liens, claims or encumbrances to the ECS Assets thus purchased. At the closing, the parties shall execute such documents and instruments of conveyance as are reasonably requested and commonly executed in connection with similar asset purchase transactions.

10. Access to ECS Division.

(a) Sensata shall have the right to appoint an individual (the “Sensata Controller”) to observe all financial transactions associated with the ECS Division, including, without limitation, access to all payables and accounts receivable related to the ECS Division. EMS agrees to provide the Sensata Controller with reasonable access to the books and records of the ECS Division (but not to EMS’s operations that are not related to the ECS Division). Sensata shall have the right to appoint an individual (the “Operations Manager”) to observe the manufacturing operations associated with the ECS Division (but not to EMS’s operations that are not related to the ECS Division).

(b) EMS agrees that it will take, as applicable, each of the actions set forth on Schedule 10 if requested by Sensata, the Operations Manager or the Sensata Controller to do so, and will refrain from taking, as applicable, each of the actions set forth on Schedule 10 without the express written approval of Sensata, the Operations Manager or the Sensata Controller. The parties acknowledge and agree that an e-mail confirmation from either the Operations Manager or Sensata Controller to EMS shall constitute valid express written approval for purposes of this Section 10, and that the Operations Manager and the Sensata Controller shall be available to EMS during operating hours of the ECS Division.

(c) In addition to the foregoing, EMS will provide adequate office space in the ECS Division’s manufacturing facility to the Sensata Controller and Operations Manager in order to allow them to fulfill the roles set forth above. Sensata shall be solely responsible for and hold EMS harmless from all compensation, benefits, insurance, worker’s compensation liabilities, tax liabilities and any and all other costs and expenses directly or indirectly related to the Sensata Controller or the Operations Manager, and EMS specifically disclaims any and all liability with respect to such individuals.

(d) EMS shall provide to Sensata’s regular outside accountants, Ernst & Young, LLP (“E&Y”) (subject to E&Y’s compliance in its capacity as “Representative” of Sensata, with the Confidentiality Agreement, dated March 20, 2009, by and between EMS and Sensata) such additional financial and other information as may be required by E&Y to determine if EMS must be consolidated with Sensata as required pursuant to the consolidation criteria for variable interest entities (VIEs) as set forth in FASB Interpretation No. 46, Consolidation of Variable Interest Entities, and related revisions thereof (in which case, EMS shall provide to E&Y, and E&Y only, all such financial and other information as may be required by E&Y for such consolidation and its reporting purposes, including the impact (if any) on Sensata’s internal controls and reporting thereof). For the avoidance of doubt, Sensata shall not have access to, nor shall Sensata seek access to any such financial or other information provided by EMS to E&Y pursuant to this Section 10(d).

11. Intentionally Omitted.

12. Existing and Additional Customers. To the extent any customer set forth on the Customer List or any future customer not set forth on the customer list but approved by Sensata (in its sole discretion) (a) agrees in writing to (i) assume, pay, perform and discharge their pro-rata portion (calculated on the basis of ECS Products expected to be purchased by such customer during the month relative to all ECS Products expected to be purchased by Sensata and all other customers during such month, to be re-calculated on a monthly basis) of the obligations set forth in Section 3(b), Section 3(c), Section 4, Section 5, Section 6, Section 7, Section 8, and Section 10(c) of this Agreement, and (ii) provide their pro-rata support (calculated in the manner set forth in clause (i) above) with respect to the Letter of Credit (as defined below) (in such form as determined by Sensata in its sole discretion, including the posting of a back-to-back letter of credit, cash deposit, or otherwise) or (b) places an order for ECS Products on a cash-before-shipment basis which can be completed and delivered by EMS within the initial ninety (90) day period of this Agreement; then EMS shall manufacture such ECS Products for such customer in accordance with the terms set forth in this Agreement; provided, however, that in the event that EMS does not have capacity sufficient to manufacture ECS Products for Sensata and all such customers, then Sensata shall have first priority on such capacity and the remaining capacity (if any) shall be allocated pro-rata to such customers. Throughout the term of this Agreement, in the event that any current customer of the ECS Division elects not to or does not assume, pay, perform and discharge or otherwise support its pro-rata portion of all of its obligations as contemplated by (and in the manner set forth in) clause (i) and clause (ii) above in this Section 12, then EMS shall cancel and terminate (with no liability to any Sensata Party) any and all obligations (other than obligations for orders pursuant to clause (b) above) to manufacture ECS Products for such non-electing customer. Prior to acceptance of any purchase order from any customer during the term of this Agreement (other than Sensata), Sensata shall, upon request by EMS, notify EMS whether a particular customer has agreed to the covenants and obligations set forth in Section (i) and (ii) of this Section. Subject to Sensata’s priority with respect to capacity, as contemplated above, after the initial ninety (90) day period of this Agreement, EMS shall have the right in its sole discretion to reject or accept any purchase orders from any other customer of the ECS Division.

13. Notices. Except with respect to the requirement of written approval set forth in Section 10 herein, all invoices, payments, notices, reports, certificates and other communications shall be in writing and shall be deemed to have been given only if and when (i) personally delivered, or (ii) three (3) business days after mailing, postage prepaid, by certified or registered mail, or (iii) when delivered (and receipted for) by an overnight delivery service, addressed in each case as follows. If directed to EMS, shall be directed to:

EMS Engineered Materials Solutions, LLC

39 Perry Avenue

Attleboro, MA 02703

Attention: President

with a copy to

Smith, Gambrell & Russell, LLP

Promenade II, Suite 3100

1230 Peachtree Street N.E.

Atlanta, Georgia 30309-3592

Attention: Hans-Michael Kraus

If directed to Sensata shall be directed to:

Sensata Technologies, Inc. 529 Pleasant Street, B-35 Attleboro, MA 02703 Attention: President Attention: General Counsel with a copy to Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654
Attention:	Jeffrey W. Richards, P.C. Marc D. Browning

EMS, on the one hand, and Sensata, on the other, may change the address for the giving of invoices, payments, notices, reports, certificates and other communications to it, by written notice to the other party in conformity with the foregoing. For clarity, personal delivery by EMS to the Sensata Controller or Operations Manager shall be fully effective and shall be deemed delivered upon Sensata at the time of such delivery.

14. Set-Off. (a) Except in the event that Sensata breaches its obligation to pay the Sovereign Portion of any invoice to Sovereign, if Sovereign shall have drawn upon that certain letter of credit issued by The Bank of New York Mellon (the “Letter of Credit”) (which, pursuant to the terms therein, provides security for the Delivery of Precious Metals (as defined in the Consignment Agreement) for the production of ECS Products under that certain Consignment Agreement between Sovereign and EMS, dated as of February 21, 2008 (as amended, the “Consignment Agreement”)), or (b) EMS breaches any of its obligation to Sensata hereunder, in the case of either clause (a) or (b) above, then Sensata is hereby authorized, subject to Sovereign’s right to be paid in full with respect to all of EMS’ Obligations (as defined in the Consignment Agreement) to Sovereign under the Consignment Agreement (other than contingent indemnification obligations for which no claim has been asserted), at any time and from time to time after Sensata exercises its rights under the Consignment Agreement and only to the extent that Sensata suffers a deficiency between the amount drawn upon the Letter of Credit and the amount recovered by Sensata after the exercise of its remedies under the Consignment Agreement, to the fullest extent permitted by law, to setoff and apply any and all deposits related to the ECS Division (including, without limitation, any pre-payments of ECS Products constituting finished goods inventory to be purchased by Sensata from EMS’ ECS Division) and/or other amounts payable by Sensata to EMS pursuant to the terms of this Agreement against any and all of such deficiency. In the event that Sensata breaches any of its obligation to EMS hereunder, then EMS is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (including, without limitation, any pre-payments of ECS Products constituting finished goods inventory to be purchased by Sensata from EMS’ ECS Division) and/or other amounts payable by EMS to Sensata pursuant to the terms of this Agreement against any and all of the amounts owed by Sensata to EMS. For the avoidance of doubt, the parties acknowledge and agree that their respective set-off rights set forth in this Section 14 are solely limited to deposits and rights associated with the ECS Division. The parties hereby affirmatively waive any and all rights to exercise any setoff, counterclaim or deduction with respect to any amounts arising under or in respect of this Agreement against any other amounts owing to or from each other under matters other than under this Agreement, including any obligations, deposits, or rights related to EMS’ bi-metal division.

15. Reasonably Equivalent Value. EMS hereby acknowledges and agrees that the amounts paid or to be paid by Sensata to EMS as contemplated by this Agreement (including, without limitation, the amounts paid as set forth in the last WHEREAS clause set forth in the Recitals to this Agreement and each of Section 1(a), Section 1(b), Section 2, Section 3(b) and Section 9 of this Agreement) represents reasonably equivalent value for the assets purchased or to be purchased by Sensata from EMS.

16. Miscellaneous.

(a) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all previous communications, either oral or written, between the parties with respect to the subject matter hereof (including with respect to the supply and delivery of ECS Products by the ECS Division to Sensata); provided, however, that notwithstanding the foregoing, that certain Confidentiality Agreement, dated March 20, 2009, by and between EMS and Sensata shall remain in full force and effect. Sensata hereby releases and discharges EMS from any outstanding performance obligations of EMS under any prior written or oral arrangements between Sensata and EMS to supply Sensata with ECS Products (other than as set forth herein or to comply with warranty obligations with respect to previously delivered ECS Products). EMS hereby releases and discharges Sensata from any outstanding performance obligations of Sensata under any written or oral arrangements between Sensata and EMS to purchase ECS Products from EMS. EMS represents that, as of the date of this Agreement, EMS has no Obligations (as defined in the Consignment Agreement) outstanding.

(b) The validity, performance, construction and affect of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws. The parties agree and acknowledge that the State of New York has a reasonable relationship to the parties and for this Agreement.

(c) This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign its rights and obligations under this Agreement to a financier for collateral security purposes; provided, that any such assignment does not release the assigning party of any of its obligations, liabilities and duties under this Agreement and that such assigning party remains primarily liable for all such obligations, liabilities and duties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity, other than EMS and the Sensata Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

(d) This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument. Facsimile and scanned and emailed signatures shall be fully effective for all purposes.

(e) In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

(f) The parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as (i) may be necessary or desirable in connection with the transfer of assets to or from EMS and Sensata under this Agreement or (ii) may be reasonably requested by Sensata in connection with Sensata supplying silver to EMS’ ECS Division under Section 6.

(g) Unless the express context otherwise requires, the following terms have the following meanings: (i) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, or Schedule shall refer, respectively, to Sections, Subsections, or Schedules of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” and (vi) “Ancillary Agreements” means the Letter of Credit, and that certain Assignment Agreement, between Sovereign, EMS and Sensata, assigning that certain Consignment Agreement, dated as of February 21, 2008, as amended.

(h) Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, shall be borne by the party incurring such costs and expenses.

(i) The parties irrevocably waive to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. In the event of any litigation, the parties hereto agree that the state and Federal courts in New York City, in the State of New York shall have exclusive jurisdiction to resolve any dispute, with each party hereto irrevocably consenting to such jurisdiction and venue

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EMS ENGINEERED MATERIALS SOLUTIONS, LLC

By:	/s/ S.A. de Kock
Name:	S.A. de Kock
Title:	CEO

Signature Page to Transition Production Agreement

SENSATA TECHNOLOGIES, INC.

By:	/s/ Martha Sullivan
Name:	Martha N. Sullivan
Title:	Chief Operating Officer and Secretary

Signature Page to Transition Production Agreement